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Exhibit 99.(a)(5)(B)

Polymer Group, Inc. 4055 Faber Place Dr. Suite 201 N. Charleston, SC 29405 http://www.polymergroupinc.com 843-329-5151

PGI News Release

Polymer Group, Inc. Extends Exchange Offer

For Immediate Release

Friday, July 9, 2004

        [North Charleston, SC]—-Polymer Group, Inc. (OTC Bulletin Board: POLGA/POLGB) today announced that it has extended its offer to exchange up to 10,132 shares of Polymer Group, Inc.'s 16% Series A PIK Preferred Stock (the "Preferred Stock"), as follows: one share of Preferred Stock will be issued for (i) each $1,000 face amount of the Company's 10% Convertible Subordinated Notes due 2007 (the "Notes") tendered.

        The offer, previously scheduled to expire at 5:00 p.m., ET, on July 8, 2004, will now expire at 5:00 p.m., ET, on July 9, 2004, unless further extended.

        As of 5:00 p.m., ET, July 8, 2004 a total of $9,756,000 in aggregate principal outstanding amount of Notes (representing approximately 96.3% of the $10,132,000 of aggregate principal amount of Notes outstanding as of 5:00 p.m. July 8, 2004) had been validly tendered and not withdrawn.

        Noteholders who have questions about Polymer's exchange offer, need help or would like additional copies of the Offering Memorandum and related documents, should contact Wilmington Trust Company at (302) 636-6470, Rodney Square North, 1100 North Market Street, Wilmington, DE, 19801.

        POLYMER GROUP STRONGLY ADVISES ALL NOTEHOLDERS TO READ THE OFFERING MEMORANDUM THAT POLYMER GROUP MAILED TO ALL NOTEHOLDERS AND FILED WITH THE SEC ON JUNE 4, 2004.

        THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO EXCHANGE ANY NOTES FOR PREFERRED STOCK. THE OFFER TO EXCHANGE NOTED FOR PREFERRED STOCK IS BEING MADE PURSUANT TO THE OFFERING MEMORANDUM AND RELATED MATERIALS THAT POLYMER SENT TO NOTEHOLDERS AND FILED WITH THE SEC ON JUNE 4, 2004. POLYMER GROUP STRONGLY ADVISES ALL NOTEHOLDERS TO READ THE OFFERING MEMORANDUM, BECAUSE IT CONTAINS IMPORTANT INFORMATION, INCLUDING RISK FACTORS AND THE TERMS AND CONDITIONS OF THE OFFER. NOTEHOLDERS MAY OBTAIN THE OFFERING MEMORANDUM AND RELATED MATERIALS FOR FREE FROM THE SEC'S WEBSITE AT WWW.SEC.GOV OR FROM THE DEPOSITARY AT WILMINGTON TRUST COMPANY AT (302) 636-6470.

        Polymer Group, Inc., one of the world's leading producers of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The company operates 21 manufacturing facilities in 10 countries throughout the world.

Forward-Looking Statements

        Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements speak only as of the date of this release. Factors that may cause actual results to differ from those indicated in forward-looking statements can include, but are not limited to, the follow: (i) general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; (ii) substantial debt levels and potential inability to maintain sufficient liquidity to finance the Company's operations and make necessary capital expenditures; inability to meet existing debt covenants; (iii) information and technological advances; (iv) cost and availability of raw materials, labor and natural and other resources; (v) domestic and foreign competition; and (vi) reliance on major customers and suppliers. Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company's 2003 Annual Report on Form 10-K.

        For further information, please contact:

    Dennis Norman
    Vice President—Strategic Planning & Communication
    (843) 329-5151
     normand@pginw.com

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Polymer Group, Inc. Extends Exchange Offer